Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

FEDERAL MOGUL HOLDINGS CORPORATION

AMERICAN ENTERTAINMENT PROPERTIES CORP.

and

IEH FM HOLDINGS LLC

DATED AS OF SEPTEMBER 6, 2016

i

ARTICLE VI Representations and Warranties of AEP and Merger Sub		20

6.1.	Organization, Good Standing and Qualification	20

6.2.	Corporate Authority	20

6.3.	Governmental Filings; No Violations	21

6.4.	Litigation	21

6.5.	Capitalization of Merger Sub	21

6.6.	Information Supplied	21

6.7.	Brokers and Finders	22

6.8.	Financing	22

6.9.	IEP Shares	22

6.10.	No Other Representations; Non-Reliance	22

6.11.	HSR Approvals	23

ARTICLE VII Covenants		23

7.1.	Interim Operations	23

7.2.	Acquisition Proposals	24

7.3.	Filings; Other Actions; Notification	26

7.4.	Publicity	27

7.5.	Expenses	27

7.6.	Indemnification; Directors’ and Officers’ Insurance	27

7.7.	Other Actions by the Company	29

7.8.	Continuation of the Special Committee	30

7.9.	Employee Benefit Matters	30

7.10.	Standstill	31

ARTICLE VIII Conditions		31

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	31

ARTICLE IX Termination		31

9.1.	Termination by Mutual Consent	31

9.2.	Termination by Either AEP or the Company	32

9.3.	Termination by the Company	32

9.4.	Termination by AEP	32

9.5.	Effect of Termination and Abandonment	33

ARTICLE X Miscellaneous and General		33

10.1.	Survival	33

ii

10.2.	Modification or Amendment	33

10.3.	Waiver of Conditions	33

10.4.	Counterparts	33

10.5.	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	33

10.6.	Notices	34

10.7.	Entire Agreement	36

10.8.	No Third-Party Beneficiaries	36

10.9.	Obligations of AEP and of the Company	36

10.10.	Severability	37

10.11.	Assignment	37

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of September 6, 2016, among Federal Mogul Holdings Corporation, a Delaware corporation (the “Company”), American Entertainment Properties Corp., a Delaware corporation (“AEP”), and IEH FM Holdings LLC, a Delaware limited liability company (“Merger Sub”).

RECITALS

WHEREAS, Merger Sub owns 138,590,141 Shares, representing approximately 82.0% of the issued and outstanding Shares (such Shares, together with any Shares owned by IEP, AEP or any of their respective Subsidiaries or Affiliates, the “IEP Shares”);

WHEREAS, on February 28, 2016, Icahn Enterprises L.P. (“IEP”), the ultimate parent of Merger Sub, delivered a letter to the board of directors of the Company regarding a potential acquisition of the Shares that it does not already own in a merger transaction (the “Original Proposal”);

WHEREAS, in addition to customary conditions, the consummation of the transaction contemplated by the Original Proposal was conditioned upon the following non-waivable conditions (i) approval of such transaction by a special committee consisting solely of independent and disinterested directors not affiliated with IEP or any of its Affiliates (the “Special Committee”) and (ii) approval of such transaction by a fully informed vote of the holders of a majority of the Shares held by stockholders who are not affiliated with IEP or its Affiliates;

WHEREAS, the board of directors of the Company established the Special Committee and authorized the Special Committee to, among other things, (i) freely select its own legal, financial and other advisors, (ii) review and evaluate the Original Proposal (including whether to enter into discussions with respect thereto), (iii) review and evaluate the Company’s other strategic alternatives (including remaining a public standalone entity) and (iv) negotiate or reject the terms of the Original Proposal and any other potential transaction that may become available to the Company (including any other potential transaction that might be proposed by IEP);

WHEREAS, AEP hereby agrees to cause Merger Sub to commence a tender offer to purchase all of the issued and outstanding Shares not already owned by Merger Sub and its Affiliates at a price per Share of $9.25 (such amount, or any other amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, consistent with the Original Proposal, in light of the Offer, the Transactions are conditioned on the tender, on a fully informed basis, of Shares by the holders of a majority of the Shares held by stockholders who are not affiliated with IEP or its Affiliates;

WHEREAS, following consummation of the Offer, the parties hereto intend that Merger Sub be merged with and into the Company (the “Merger” and together with the Offer, the “Transactions”), with the Company surviving the Merger as an indirect wholly owned subsidiary of IEP, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the DGCL and the DLLCA, and each issued and outstanding Share as of the Effective Time shall be converted into the right to receive the Offer Price, in cash, without interest;

WHEREAS, the board of directors of the Company, upon the unanimous recommendation of the Special Committee, has (i) determined that the Transactions and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders (other than AEP, Merger Sub and their respective Affiliates), (ii) approved and declared advisable this Agreement, the Transactions and the other transactions contemplated hereby, and (iii) resolved to recommend to such stockholders that they accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, the board of directors of AEP and the sole member of Merger Sub have approved and declared advisable, this Agreement, the Transactions and the other transactions contemplated hereby; and

WHEREAS, the parties hereto acknowledge and agree that the Merger shall be effected pursuant to Section 267 of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1. Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“AEP Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay (i) the consummation by AEP or Merger Sub of any of the Transactions on a timely basis, or (ii) the compliance by AEP or Merger Sub with its obligations under this Agreement.

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Automotive Authority” means any federal or state regulatory authority governing the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.

“Automotive Law” means any federal, state or local law, statute, ordinance, regulation or rule regulating the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles and all applicable orders, bulletins, interpretations, opinions, circular letters and directives of Governmental Entities relating to the regulation of the production or supply of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day ending at 11:59 P.M. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each (i) material “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and (iii) other material plan, arrangement or policy, whether written or oral, relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, employment, termination, change in control benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries has any liability.

“Company Incentive Plan” means the Company 2010 Stock Incentive Plan.

“Contract” means any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any Automotive Authority or other domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization.

“Law” means any Automotive Law and any other federal, state or local law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity.

“License” means any permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B) the compliance by the Company of its obligations under this Agreement, and any action taken by the Company (or the failure by the Company to take any action) at the written request or direction of IEP or AEP;

(C) the entry into, announcement or performance of this Agreement or the transactions contemplated hereby (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with their respective customers, suppliers or distributors) and any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of this Agreement, the Merger or the transactions contemplated by this Agreement by or before any Governmental Entity;

(D) any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a change in market price or trading volume;

(E) a material worsening of current conditions (whether in the United States or internationally) caused by an act of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof;

(F) changes or developments generally affecting producers or suppliers of products or services relating to the manufacture or servicing of automotive, marine, rail, aerospace or other vehicles;

(G) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent with prior years;

(H) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions; and/or

(I) any implementation or adoption after the date hereof by a Governmental Entity of or changes or prospective changes in, applicable laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of the foregoing;

except, with respect to clauses (A), (E), (F) and (I), to the extent such event has a materially disproportionate effect on the Company and its Subsidiaries taken as a whole compared to other companies operating in the automotive products industry.

“NASDAQ” means the NASDAQ Global Select Market.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Representatives” means a Person’s officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means any form, document or report filed or furnished by the Company with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means the shares of the common stock, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. In no event shall Merger Sub be considered a Subsidiary of the Company for purposes of this Agreement.

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or similar governmental assessment, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions.

1.2. Index to Defined Terms. Each of the following terms is defined on the page of this Agreement set forth opposite such term:

Defined Term	Page

Acceptance Time	9
Acquisition Proposal	25
AEP	1
AEP Material Adverse Effect	2
Affiliate	2

Agreement	1
Automotive Authority	2
Automotive Law	2
Bankruptcy and Equity Exception	3
Book-Entry Shares	14
Business Day	3
By-Laws	12
Certificate of Merger	12
Certificates	14
Change of Recommendation	25
Charter	12
Closing	12
Closing Date	12
Code	3
Company	1
Company Approvals	18
Company Benefit Plan	3
Company Board Recommendation	18
Company Disclosure Letter	17
Company Employees	30
Company Incentive Plan	3
Company Shares	13
Contract	3
Costs	27
D&O Insurance	28
DGCL	12
Dissenting Shares	13
Dissenting Stockholder	16
DLLCA	12
Effective Time	12
ERISA	3
Exchange Act	3
Exchange Fund	14
Excluded Shares	13
GAAP	3
Governmental Entity	3
HSR Act	23
Indemnified Parties	27
Law	3
License	3
Lien	3
Material Adverse Effect	4
Merger	1
Merger Sub	1
Merger Sub Membership Interest	21
Minimum Tender Condition	39

NASDAQ	5
New Plans	30
Offer	1
Offer Conditions	8
Offer Documents	9
Offer Price	1
Order	31
Original Proposal	1
Outside Date	32
Paying Agent	14
Per Share Merger Consideration	13
Person	5
Preferred Stock	17
Representatives	5
Schedule 13E-3	11
Schedule 14D-9	10
SEC	5
SEC Documents	5
Securities Act	5
Shareholder Litigation	27
Shares	5
Special Committee	1
Special Committee Recommendation	18
Subsidiary	5
Superior Proposal	25
Superior Proposal Change of Recommendation	25
Surviving Corporation	12
Tax	5

1.3. Construction; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “hereby” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) Article and Section references are to the Articles and Sections to this Agreement, unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or “dollars” shall refer to United States dollars.

(b) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Transactions; Closing; Effective Time

2.1. The Offer.

(a) Provided that this Agreement shall not have been validly terminated in accordance with its terms, as promptly as practicable after the date of this Agreement, Merger Sub shall, and AEP shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer. The obligations of Merger Sub to, and of AEP to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not properly withdrawn pursuant to the Offer are subject only to (i) the non-waivable Minimum Tender Condition (as defined in Annex I) and (ii) the other conditions set forth in Annex I (together with the Minimum Tender Condition, the “Offer Conditions”). The initial expiration date of the Offer shall be midnight, New York City time, on the 20th Business Day (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) following the commencement of the Offer. Merger Sub shall not, and AEP shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the termination of this Agreement in accordance with its terms. In the event that this Agreement is validly terminated pursuant to its terms, Merger Sub shall, and AEP shall cause Merger Sub to, promptly withdraw and terminate the Offer (and promptly after any termination or withdrawal of the Offer, Merger Sub shall return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof, in accordance with the terms of the Offer and applicable Law). Merger Sub expressly reserves the right to waive any condition to the Offer (other than the Minimum Tender Condition) or modify the terms of the Offer, except that, without the consent of the Special Committee, Merger Sub shall not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) add to the Offer Conditions or impose any other conditions to the Offer, (D) amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement, in each case, in a manner adverse in a material respect to the holders of the Shares (other than AEP and its Affiliates), (E) change the form of consideration payable in the Offer or (F) otherwise amend, modify or supplement the Offer in any manner adverse in a material respect to the holders of the Shares (other than AEP and its Affiliates).

(b) Merger Sub shall be permitted to (without the consent of the Company or of the Special Committee) and shall (and AEP shall cause Merger Sub to):

(i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; and

(ii) if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived (to the extent waivable in accordance with the terms of this Agreement), extend the Offer on one or more occasions in consecutive increments of up to ten Business Days each (or such longer period as the Special Committee and AEP may agree), until such time as such Offer Conditions are satisfied; provided, however, that (1) Merger Sub shall not be required to extend the Offer beyond the Outside Date or the termination of this Agreement in accordance with its terms and (2) if, at any date as of which the Offer is scheduled to expire, all of the Offer Conditions except for the Minimum Tender Condition are satisfied or have been waived (to the extent waivable in accordance with the terms of this Agreement), Merger Sub shall only be required to extend the Offer for one or more additional periods not to exceed an aggregate of ten Business Days.

(c) On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and AEP shall cause Merger Sub to, promptly after the expiration of the Offer, accept for payment and promptly (within the meaning of Rule 14e-1 under the Exchange Act) thereafter pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer (the “Acceptance Time”). AEP shall cause to be provided to Merger Sub all of the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(d) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price and the Per Share Merger Consideration, as applicable, shall be appropriately adjusted.

(e) On the date of commencement of the Offer, AEP and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and shall, to the extent required by applicable U.S. federal securities Laws, mail the Offer Documents to the holders of the Shares promptly after filing the Schedule TO with the SEC. AEP and Merger Sub shall be entitled to include the Special Committee Recommendation and the Company Board Recommendation in the Offer Documents. Each of AEP and Merger Sub shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Offer Documents and each of AEP, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of AEP and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws. The Company, the Special Committee and their respective counsel shall be given reasonable opportunity to review and comment upon the Offer Documents a reasonable time prior to filing such documents with the SEC or dissemination of such documents to holders of the Shares, and AEP, Merger Sub and their counsel shall consider in good faith any comments thereto made by the Company, the Special Committee or their respective counsel. AEP and Merger Sub shall (i) provide the Company, the Special Committee and their respective counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information AEP, Merger Sub or any of their representatives may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or requests, (ii) provide to the Company, the Special Committee and their respective counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by the Company, the Special Committee or their respective counsel, and (iv) consult (to the extent practicable) with the Company, the Special Committee and/or their respective counsel prior to making any material oral responses or engaging in any material discussions with the SEC. AEP and Merger Sub shall use reasonable best efforts to permit the Company, the Special Committee and/or their respective counsel to participate with AEP and Merger Sub or their representatives in any material discussions or meetings with the SEC.

2.2. Company Actions.

(a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, and including the exhibits thereto, the “Schedule 14D-9”) including the Special Committee Recommendation and the Company Board Recommendation and AEP shall cause the Schedule 14D-9 to be mailed to the holders of the Shares along with the Offer Documents, provided that in no event shall AEP be required to delay the mailing of the Offer Documents in order to include the Schedule 14D-9 with such mailing. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 14D-9 and each of the Company, AEP and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws. AEP and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 a reasonable time prior to filing such documents with the SEC or dissemination of such documents to the holders of the Shares, and the Company, the Special Committee and their respective counsel shall consider in good faith any comments thereto made by AEP, Merger Sub or its counsel. The Company shall (i) provide AEP and Merger Sub and their counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information the Company or its representatives may receive from the SEC or its staff with respect to the

Schedule 14D-9 promptly after the receipt of such comments or requests, (ii) provide to AEP and Merger Sub and their counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by AEP, Merger Sub or their counsel, and (iv) consult (to the extent practicable) with AEP, Merger Sub and/or their counsel prior to making any material oral responses or engaging in any material discussions with the SEC. The Company shall use reasonable best efforts to permit AEP, Merger Sub and their counsel to participate with the Company, the Special Committee or their representatives in any material discussions or meetings with the SEC.

(b) In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of the Shares as of a recent date, together with copies of all lists of stockholders, security position listings and computer files containing the names and addresses of the record holders of the Shares, and shall use commercially reasonable efforts to furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and such computer files) as AEP and Merger Sub may reasonably request, in each case, for the purpose of communicating the Offer to the holders of the Shares.

2.3. Schedule 13E-3. On the date of commencement of the Offer, the Company, AEP, Merger Sub and such other Affiliates of AEP as may be required under applicable Law shall file with the SEC, pursuant to and in accordance with Rule 13e-3 under the Exchange Act, a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated hereby (the “Schedule 13E-3”); provided that, at their election, subject to applicable Law, AEP and Merger Sub may include the Schedule 13E-3 in the Schedule TO included in the Offer Documents. Each of AEP, Merger Sub and the Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Schedule 13E-3 and promptly correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and each such party shall take all steps necessary to amend or supplement the Schedule 13E-3 and to cause the Schedule 13E-3 as so amended or supplemented to be filed with the SEC and disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws. Each of AEP, Merger Sub, the Company, the Special Committee and their respective counsel shall be given reasonable opportunity to review and comment upon the Schedule 13E-3 and any amendments or supplements thereto a reasonable time prior to filing such documents with the SEC and shall consider in good faith any comments thereto made by any of AEP, Merger Sub, the Company, the Special Committee and their respective counsel. Each of AEP, Merger Sub, the Company and the Special Committee shall (i) provide the others and their respective counsel with any written comments or requests (and inform them of any oral comments or requests) for additional information it or any of its representatives may receive from the SEC or its staff with respect to the Schedule 13E-3 (or any amendments or supplements thereto) promptly after the receipt of such comments or requests, (ii) provide the others and their counsel a reasonable opportunity to review and comment upon any written responses thereto a reasonable time prior to responding to such comments or requests, (iii) consider in good faith any comments thereto made by the others or their counsel, and (iv) consult (to the extent practicable) with the others and/or their counsel prior to making any material oral responses or engaging in any material discussions with the SEC. Each of AEP, Merger Sub, the Company and the Special Committee shall use reasonable best efforts to permit the others to participate with them or their representatives in any material discussions or meetings with the SEC. The Company hereby consents to the inclusion in the Schedule 13E-3 of the Special Committee Recommendation and the Company Board Recommendation.

2.4. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 267 of the DGCL and Section 18-209 of the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate company existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) as an indirect wholly owned subsidiary of IEP. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”).

2.5. Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable following the Acceptance Time, at the offices of Proskauer Rose LLP, Eleven Times Square, New York, NY 10036, at 9:00 A.M. local time on the first Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement.

2.6. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company (at the direction of the Special Committee) and AEP will cause a certificate of ownership and merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by the Company (at the direction of the Special Committee) and AEP and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE III

Certificate of Incorporation, By-Laws, Directors and

Officers of the Surviving Corporation

3.1. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated in the Merger to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided thereby and by applicable Law.

3.2. By-Laws. The by-laws of the Company shall be amended and restated at the Effective Time to read in their entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided thereby, by the Charter and by applicable Law.

3.3. Directors. The directors selected by AEP at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.4. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect on Capital Stock; Exchange of Certificates

4.1. Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement:

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be converted automatically into the right to receive an amount equal to the Offer Price, without interest (the “Per Share Merger Consideration”). “Excluded Shares” means (i) the IEP Shares, (ii) Shares owned by the Company or any of its Subsidiaries (“Company Shares”) and (iii) Shares as to which stockholders have submitted and not withdrawn or otherwise lost or failed to perfect a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”).

(b) Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company:

(i) each Share shall be automatically cancelled and shall cease to exist;

(ii) each holder of a Share (other than the Excluded Shares) shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration, upon surrender of Certificates or Book-Entry Shares in accordance with Section 4.2;

(iii) each holder of a Dissenting Share shall cease to have any rights with respect thereto other than the right to receive the payment specified in Section 4.2(f) and shall be afforded the treatment provided in Section 4.2(f);

(iv) each of the Company and any of its Subsidiaries shall cease to have any rights with respect to any Company Shares; and

(v) AEP and its Subsidiaries and their respective Affiliates shall cease to have any rights with the respect to any IEP Shares.

(c) Merger Sub Membership Interest. At the Effective Time, the Merger Sub Membership Interest shall, by virtue of the Merger and without any action on the part of the parties hereto or the holder thereof, automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

4.2. Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. For the benefit of the holders of Shares (other than Excluded Shares), prior to the Effective Time, AEP shall deposit or cause to be deposited, with a paying agent mutually agreeable to the Company (at the direction of the Special Committee) and AEP (the “Paying Agent”), a cash amount in immediately available funds equal to the amount necessary for the Paying Agent to make payments under Section 4.1(a) (the amounts so deposited with the Paying Agent are referred to as “Exchange Fund”). AEP shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the amounts payable under Section 4.1(a) in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Paying Agent shall invest the Exchange Fund as directed by AEP, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Company or, after the Effective Time, the Surviving Corporation; provided that no such investment or loss thereon shall reduce the amounts payable to holders of Shares pursuant to this Article IV. Until the termination of the Exchange Fund pursuant to Section 4.2(d), to the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payment of the amounts pursuant to Section 4.1(a), AEP shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Paying Agent to make such payments.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), AEP and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that (x) delivery shall be effected, and risk of loss and title to certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent and (y) delivery shall be effected and title to non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall pass, only upon delivery of the Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as AEP and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate therefor may be paid to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. The Per Share Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation, AEP or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 4.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of the Shares for 12 months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to AEP or the Surviving Corporation for payment of their claim for the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, AEP, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AEP or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has made a valid demand for appraisal rights pursuant to Section 262 of the DGCL (such Person, a “Dissenting Stockholder”) shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have failed to perfect, effectively withdrawn, or otherwise lost or forfeited such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder as to which such Dissenting Stockholder has perfected its rights to appraisal under the DGCL. The Company shall give AEP the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of AEP (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of the Paying Agent, AEP and the Surviving Corporation, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or AEP, as the case may be, such withheld amounts (i) shall be remitted by AEP or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or AEP, as the case may be.

4.3. Treatment of Stock Appreciation Rights. The Company shall provide that each equity award under the Company Incentive Plan that is outstanding immediately prior to the Effective Time shall remain outstanding subject to the vesting and other restrictions set forth in the applicable award agreement and the Company Incentive Plan. Such equity awards shall be given the treatment to which they are entitled by their present terms set forth in the applicable award agreement and the Company Incentive Plan, and vesting of such equity awards shall not be accelerated by virtue of the transactions contemplated hereby.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in any SEC Documents or as set forth in the corresponding schedules of the disclosure letter delivered to AEP by the Company concurrent with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any schedule of the Company Disclosure Letter shall be deemed disclosure with respect to any other schedule to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to AEP and Merger Sub as follows:

5.1. Organization, Good Standing and Qualification. The Company and each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2. Capitalization.

(a) The authorized share capital of the Company consists of 450,100,000 Shares and 90,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of September 2, 2016, there were (i) 169,040,651 Shares issued and outstanding, (ii) 1,595,500 Company Shares issued and held by the Company in treasury and (iii) no shares of Preferred Stock issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company. Other than the Shares, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) (i) Except as set forth in Section 5.2(a), no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) except as set forth in Schedule 5.2(b) of the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement or has otherwise made any commitment with respect to the voting of the Shares or any other securities of the Company.

5.3. Corporate Authority, Approval, and Opinion of Financial Advisor.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, assuming the consummation of the Offer upon the terms and conditions contemplated hereby, to consummate the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by AEP and Merger Sub, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Special Committee has been duly constituted and at a meeting duly called and held has unanimously (i) determined that the Transactions and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company’s stockholders (other than AEP, Merger Sub and their Affiliates) and (ii) recommended that the board of directors of the Company adopt resolutions approving and declaring advisable this Agreement, the Transactions and the other transactions contemplated hereby, and recommending that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Special Committee Recommendation”). At a meeting duly called and held, the board of directors of the Company, based on the Special Committee Recommendation, has (i) determined that the Transactions and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company’s stockholders (other than AEP, Merger Sub and their Affiliates), (ii) adopted a resolution approving and declaring advisable this Agreement, the Transactions and the other transactions contemplated hereby and (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”).

(c) The Special Committee has received the opinion of Houlihan Lokey Capital, Inc., to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the consideration to be received in the Offer and the Merger, taken together as an integrated transaction, by holders of Shares (other than IEP, AEP, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

5.4. Governmental Filings; No Violations.

(a) Other than (i) the Certificate of Merger, (ii) the filing of applications and/or notices with Governmental Entities as set forth on Schedule 5.4(a) of the Company Disclosure Letter, and the approval of such applications or the expiration of any applicable waiting periods (the “Company Approvals”) (iii) the filing with the SEC of the Schedule 14D-9 and the Schedule 13E-3 and (iv) as required pursuant to any listing agreement or under the rules and regulations of NASDAQ, no notices, reports or other filings are required to be made by the Company with, nor are any Licenses required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

(b) Assuming receipt of the Company Approvals, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or default under, any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contracts binding upon the Company or any of its Subsidiaries or under any Law or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. Litigation. As of the date of this Agreement, except as set forth in Schedule 5.4 of the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated by this Agreement.

5.6. Information Supplied. None of the information supplied by or on behalf of the Company for inclusion in the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3 will, at the time such document is filed with the SEC, or amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.7. No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015 (including the notes thereto), (ii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (iii) for liabilities and obligations incurred under any Contract or arising under any applicable Law (other than liabilities or obligations due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since December 31, 2015, (iv) for liabilities and obligations incurred in the ordinary course of business since December 31, 2015 that do not constitute, individually or in the aggregate, a Material Adverse Effect, and (v) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). Except as set forth in Schedule 5.7 of the Company Disclosure Letter, the assets of the Company and its Subsidiaries are free and clear of any liens, other than liens that would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.8. Brokers and Finders. The Special Committee has not, on behalf of itself, the Company or any of the Company’s Subsidiaries, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the transactions contemplated in this Agreement except that the Special Committee has engaged Houlihan Lokey Capital, Inc. as the financial advisor to the Special Committee.

ARTICLE VI

Representations and Warranties of AEP and Merger Sub

Each of AEP and Merger Sub hereby represents and warrants to the Company as follows:

6.1. Organization, Good Standing and Qualification. Each of AEP and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent the ability of AEP and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.2. Corporate Authority. No vote of stockholders of AEP is necessary to approve this Agreement and the Merger and the transactions contemplated hereby. Each of AEP and Merger Sub has all requisite corporate and limited liability company power and authority and has taken all corporate and limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of AEP and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding agreement of AEP and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3. Governmental Filings; No Violations.

(a) Other than (i) the Certificate of Merger and (ii) the filing with the SEC of the Offer Documents and the Schedule 13E-3, no notices, reports or other filings are required to be made by AEP or Merger Sub with, nor are any Licenses required to be obtained by AEP or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by AEP and Merger Sub and the consummation by AEP and Merger Sub of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of AEP and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by AEP and Merger Sub do not, and the consummation by AEP and Merger Sub of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of formation or operating agreement of Merger Sub or the certificate of incorporation or by-laws of AEP, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of AEP or Merger Sub pursuant to, any Contracts binding upon AEP or Merger Sub or under any Law or License to which AEP or Merger Sub is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of AEP or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.4. Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of AEP, threatened against any of AEP or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of AEP or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.5. Capitalization of Merger Sub. The authorized capital of Merger Sub consists solely of a limited liability company membership interest (the “Merger Sub Membership Interest”) owned solely by AEP. Merger Sub was formed solely for the purpose of holding Shares and has not conducted any other business prior to the date hereof and has no, and prior to the Effective Time will have no, other assets, liabilities or obligations of any nature other than holding of the IEP Shares and incidents thereto, and those incident to its formation and pursuant to this Agreement and the Merger and the transactions contemplated by this Agreement.

6.6. Information Supplied. None of the information supplied by or on behalf of AEP or Merger Sub for inclusion in the Offer Documents, the Schedule 14D-9 or the Schedule 13E-3

will, at the time such document is filed with the SEC, or amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.7. Brokers and Finders. Neither AEP nor Merger Sub, nor any of their respective Subsidiaries or their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the transactions contemplated in this Agreement.

6.8. Financing. AEP and Merger Sub have sufficient funds available to consummate the Transactions on the terms contemplated by this Agreement and, at the Effective Time, AEP and Merger Sub will have available all funds necessary to acquire all Shares (other than Company Shares and IEP Shares) pursuant to Article IV, to pay all fees and expenses in connection therewith, and to perform their respective obligations under this Agreement. In no event shall the receipt or availability of any funds or financing by AEP or Merger Sub or any other financing or other transactions be a condition to any of AEP’s or Merger Sub’s obligations hereunder.

6.9. IEP Shares. As of the date hereof, Merger Sub is the record and beneficial owner of the IEP Shares.

6.10. No Other Representations; Non-Reliance.

(a) Each of AEP and Merger Sub (on behalf of themselves and their Affiliates) acknowledges and agrees that it:

(i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the Company’s management,

(ii) has had reasonable access to personnel, properties, premises and books and records of the Company and its Subsidiaries and any “virtual data room” maintained by the Company, and

(iii) has conducted its own independent investigation and analysis of the Company and its Subsidiaries, their respective businesses and transactions contemplated hereby.

(b) Each of AEP and Merger Sub further acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement:

(i) the Company and its Representatives do not make, and have not made, any representation or warranty whatsoever, express or implied, whether written or oral, at law or in equity, relating to the Company, its Subsidiaries, or any of its or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the businesses, the effectiveness or the success of any operations, or the accuracy or completeness of any memoranda, documents, projections, or information (financial or otherwise) regarding the Company or any of its Subsidiaries furnished to AEP or its Representatives or made available to AEP and its Representatives, including in any “data rooms,” “virtual data rooms,” management presentations or in any other form, in expectation of, or in connection with, the transactions contemplated thereby or in respect of any other matter or thing whatsoever; and

(ii) no Person has been authorized, expressly or impliedly, by the Company to make any representation or warranty relating to itself, its Subsidiaries, or any of the other matters set forth in the foregoing subclause (I) in connection with the Merger, and if made, such representation or warranty must not be relied upon by AEP or Merger Sub as having been authorized by the Company;

(c) AEP and Merger Sub each specifically disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by any Person or otherwise occurred (except for the representations and warranties expressly set forth in this Agreement), and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim reliance upon any such representation or warranty or other statement or omission (except for the representations and warranties expressly set forth in this Agreement);

(d) AEP and Merger Sub each specifically disclaims any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article V of this Agreement; and

(e) AEP and Merger Sub each acknowledges and agrees that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to AEP, Merger Sub or any of their Representatives are not and shall not be deemed to be or include any representations or warranties.

6.11. HSR Approvals. No approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) are required in order for AEP and Merger Sub to enter into this Agreement and consummate the Transactions and the other transactions contemplated by this Agreement.

ARTICLE VII

Covenants

7.1. Interim Operations. From and after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time, the businesses of the Company and its Subsidiaries shall be operated and conducted in the ordinary course, except as otherwise contemplated by this Agreement, as set forth in Schedule 7.1 of the Company Disclosure Letter, as required by applicable Laws or as AEP shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed). AEP shall not take or permit any of its

Subsidiaries (including the Company or its Subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VIII not being satisfied or (ii) prevent the consummation of the Merger. Without limiting the generality of the foregoing, from and after the date hereof and prior to the earlier of the termination of this Agreement or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company).

7.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company (at the direction of the Special Committee) agrees that neither the board of directors of the Company, the Special Committee, nor any of their respective members shall, and the Special Committee shall instruct and cause its Representatives not to, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, the Company (at the direction of the Special Committee) may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to AEP to the extent not previously provided to it or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable Law.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the total voting power of any class of equity securities of the Company, or 25% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide (i) Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, or (ii) proposal to acquire all or substantially all of the Shares (other than Company Shares or IEP Shares), in each case that the Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company’s stockholders (other than AEP and its Affiliates) than the transactions contemplated by this Agreement.

(c) No Change in Recommendation or Alternative Acquisition Agreement. Each of the Special Committee and the board of directors of the Company shall not directly or indirectly:

(i) withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to AEP, the Special Committee Recommendation or the Company Board Recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee Recommendation or the Company Board Recommendation; or

(ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, each of the Special Committee and the board of directors of the Company may withhold or withdraw the Special Committee Recommendation and the Company Board Recommendation, as applicable, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”); provided that if the Change of Recommendation is due to the existence of a Superior Proposal (a “Superior Proposal Change of Recommendation”), the Special Committee shall not make such Superior Proposal Change of Recommendation unless the Special Committee has given AEP written notice of its intention to take this action at least three Business Days prior to its taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Superior Proposal Change of Recommendation entitling AEP or the Special Committee, as applicable, to terminate this Agreement pursuant to Section 9.2(c)). The Special Committee agrees that (x) during the three Business Day period prior to its making a Superior Proposal Change of Recommendation, AEP will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by this

Agreement, and the Special Committee and its Representatives will, if requested by AEP, negotiate in good faith with AEP and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by AEP, and (y) the Special Committee may make a Superior Proposal Change of Recommendation in the case of an Acquisition Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which AEP and the Special Committee have agreed prior to the expiration of such three Business Day period.

(d) Certain Permitted Disclosures. Nothing contained in Section 7.2(a) shall be deemed to prohibit the Company (at the direction of the Special Committee) or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that the Special Committee may not effect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 7.2; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(e) Notice. The Company (at the direction of the Special Committee) shall promptly (and, in any event, within 48 hours) notify AEP if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any such inquiries, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

7.3. Filings; Other Actions; Notification.

(a) Action by the Parties. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the transactions contemplated by this Agreement as soon as practicable.

(b) Information. The Company (at the direction of the Special Committee and to the extent reasonably known by the Special Committee) and AEP shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Offer Documents, the Schedule 14D-9, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of AEP, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, AEP and the Special Committee each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by AEP, the Company or the Special Committee, as the case may be, or any of its Subsidiaries (as applicable), from any third party and/or any Governmental Entity with respect to the Transactions and the other transactions contemplated by this Agreement. AEP shall give prompt notice to the Special Committee of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect, and each of AEP and the Special Committee shall give prompt notice to the others of any failure of any condition to any party’s obligations to effect the Transactions. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company or AEP, as applicable, or limit in any manner the Company’s or AEP’s causes of action and remedies in law and equity.

(d) Shareholder Litigation. Without limiting the foregoing, the Company shall (i) promptly advise AEP of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any stockholder of the Company (on such stockholder’s own behalf or on behalf of the Company) relating to this Agreement, the Transactions or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (ii) keep AEP reasonably informed regarding any such Shareholder Litigation, (iii) give AEP the opportunity to participate in (but not control) such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider AEP’s views with respect to such Shareholder Litigation and (iv) not settle any such Shareholder Litigation without AEP’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

7.4. Publicity. Except in accordance with Section 7.2 of this Agreement, each of the Company, AEP and Merger Sub agree not to, and to cause their Affiliates not to, issue any press releases or otherwise make any public announcements with respect to the Transactions and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the transactions contemplated by this Agreement shall be paid by the party incurring such expense.

7.6. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, AEP and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and AEP and the Surviving Corporation shall also advance expenses incurred by the Indemnified Parties in connection with any claim, action, suit, proceeding or investigation, in each case to the fullest extent permitted by law. The obligations of AEP and the Surviving Corporation in the immediately preceding sentence shall be joint and several.

(b) For a period of six years from the Effective Time, the Surviving Corporation shall maintain, and AEP shall cause the Surviving Corporation to maintain, provisions of the Charter and By-Laws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of present and former officers and directors of the Company and its Subsidiaries that are no less favorable to the Indemnified Parties than are set forth in the Company’s certificate of incorporation and bylaws as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal made within such six year period shall continue until the disposition or resolution of such proceeding in accordance with the Charter and the By-Laws.

(c) Prior to the Effective Time, the Company shall cause, and if the Company is unable to, AEP shall cause, the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and AEP shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and AEP shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend for any D&O Insurance required by this Section 7.6(c) an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If AEP or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of AEP or the Surviving Corporation, as the case may be, shall assume all of the obligations of AEP or the Surviving Corporation, as the case may be, set forth in this Section 7.6.

(e) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall survive the Effective Time.

(f) The rights of the Indemnified Parties under this Section 7.6 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers or directors (or any of the Company’s Subsidiaries or the officers and directors of any such Subsidiary), it being understood that the indemnification provided for in this Section 7.6 is not prior to, or in substitution for, any such claims under any such policies.

7.7. Other Actions by the Company.

(a) Takeover Statutes. If any state takeover statute or similar statute or regulation is or may become applicable to the Merger or the transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate, or if not possible to eliminate, minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. Prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including derivative securities with respect to Shares) to be disposed of by each such individual, and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

(c) De-Listing and De-Registration. The Company will use its commercially reasonable efforts to cooperate with AEP to cause the Shares to be de-listed from the NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

(d) Tax Certificate. Immediately prior to the Closing, the Company shall provide AEP a statement pursuant to Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company is not a U.S. real property interest (as defined by the Code) to the extent requested by AEP.

7.8. Continuation of the Special Committee. AEP and Merger Sub agree that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (x) the Closing or (y) the termination of this Agreement, they shall not authorize their designees to the Company’s board of directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the Closing or (y) the termination of this Agreement, AEP and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors) and, should all the members of the Special Committee cease to so serve, AEP and Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company, each of whom is an independent director, and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

7.9. Employee Benefit Matters.

(a) Subject to Schedule 7.9(a) of the Company Disclosure Letter, if the Effective Time occurs prior to December 31, 2016, then until December 31, 2016, AEP shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries who become employees of the Surviving Corporation (“Company Employees”) (i) compensation (including, without limitation, base salary and target bonus opportunity, and excluding any equity-based compensation) that is, in the aggregate, no less favorable than the aggregate compensation being provided to Company Employees immediately prior to the Effective Time (excluding any equity-based compensation) and (ii) benefits programs that are, in the aggregate, not materially less favorable than the aggregate benefits programs being provided to the Company Employees immediately prior to the Effective Time under the Company Benefit Plans. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement limits the right of AEP, the Surviving Corporation, the Company, the Company Subsidiaries or any of their respective Affiliates, as applicable, to terminate the employment of any Company Employee at any time following the Closing Date.

(b) For purposes of eligibility and vesting under the employee benefit plans of AEP, the Company, the Company Subsidiaries or their respective Affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company’s Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan; provided, however, that no such service credit shall result in a duplication of benefits with respect to any service period. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, to the extent permitted under the applicable New Plan, AEP shall cause (A) all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents and (B) any eligible expenses incurred by such Company Employee and his or her covered dependents under a Company Benefit Plan during the plan year of the New Plan that includes the Effective Time for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

7.10. Standstill. Except as otherwise provided by this Agreement, prior to the Effective Time, AEP, Merger Sub or their respective Affiliates shall not directly or indirectly (i) (whether acting alone, as a part of a group or otherwise in concert with others) acquire or enter into any agreement with any third party with respect to the acquisition of, additional Shares by AEP, Merger Sub or their respective Affiliates, or (ii) sell (including short sales), transfer, tender, assign or otherwise dispose of (including by gift) any or all of the IEP Shares.

ARTICLE VIII

Conditions

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the transactions contemplated hereby is subject to the satisfaction (or waiver by AEP and the Company (acting pursuant to a resolution of the Special Committee)) at or prior to the Effective Time of each of the following conditions:

(a) Completion of the Offer. The Offer shall have expired and Merger Sub shall have accepted for payment and paid for such Shares validly tendered and not properly withdrawn pursuant to the Offer.

(b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

ARTICLE IX

Termination

9.1. Termination by Mutual Consent. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of the Company (at the direction of the Special Committee) and AEP.

9.2. Termination by Either AEP or the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by either AEP or the Company (at the direction of the Special Committee) if (a) the Merger shall not have been consummated by March 15, 2017 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to the party seeking to terminate if such party (or, in the case of AEP, either AEP or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, where such breach has been the primary cause of the failure of the Effective Time to occur on or before the Outside Date; (b) the Offer shall have expired pursuant to its terms and the terms of this Agreement without Merger Sub having irrevocably accepted for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with this Agreement solely as a result of the failure to satisfy the Minimum Tender Condition; (c) the Special Committee shall have made a Superior Proposal Change of Recommendation; or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 9.2(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

9.3. Termination by the Company. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by the Company (at the direction of the Special Committee) if there has been a breach of any representation, warranty, covenant or agreement made by AEP or Merger Sub in this Agreement, which breach, failure to perform or failure to be true, individually or in the aggregate, would result in an AEP Material Adverse Effect and such breach or failure is not cured prior to the earlier of (A) thirty (30) Business Days after written notice thereof is given by AEP to the Company, which written notice shall state in reasonable detail the nature of such breach and the basis for such condition not being satisfied and (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

9.4. Termination by AEP. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by AEP if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach, failure to perform or failure to be true, individually or in the aggregate, would give rise to the failure of a condition set forth in paragraphs (b), (c), or (d) of clause (ii) of Annex I hereto and such breach or failure is not cured prior to the earlier of (A) thirty (30) Business Days after written notice thereof is given by AEP to the Company, which written notice shall state in reasonable detail the nature of such breach and the basis for such condition not being satisfied and (B) the Outside Date; provided, however, that AEP shall not have the right to terminate this Agreement pursuant to this Section 9.4 if AEP or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Subsidiaries); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

Miscellaneous and General

10.1. Survival. This Article X and the agreements of the Company, AEP and Merger Sub contained in Article IV and Sections 7.4 (Publicity), 7.5 (Expenses) and 7.6 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X and the agreements of the Company, AEP and Merger Sub contained in Section 7.5 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.2. Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

10.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if, and only if, the Court of Chancery of the State of Delaware lacks jurisdiction, the federal or state courts of the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with its terms, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without any requirement for the posting of bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, by nationally recognized overnight courier service (with proof of service) or by registered or certified mail (postage prepaid, return receipt requested) and shall be deemed given and effective when (i) so delivered in person, (ii) when transmitted via facsimile to the number set forth below or via e-mail (in each case, if no “system” error or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth below, (iii) the Business Day following the day on which the same has been delivered to a nationally recognized overnight courier service or in the case of express mail (charges prepaid) or (iv) three (3) Business Days after being so mailed. Such notices and communications shall be delivered to the respective Parties at the following addresses, facsimile numbers or email addresses as follows:

If to AEP or Merger Sub:

American Entertainment Properties Corp.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Chief Financial Officer

fax: (646) 367-4550

with a copy (which does not constitute notice) to:

Icahn Enterprises L.P.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Jesse A. Lynn, Esq.

fax: (917) 591-3310

and

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Julie M. Allen, Esq.

fax: (212) 969-2900

If to the Company or the Special Committee:

Federal Mogul Holdings Corporation

27300 West 11 Mile Road

Southfield, Michigan 48034

Attention: General Counsel

fax: (248) 354-7727

with a copy (which does not constitute notice) to:

Richards Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention: Michael D. Allen, Esq.

fax: (302) 651-7701

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention: Bruce A. Toth, Esq.

fax: (312) 558-5700

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7. Entire Agreement. This Agreement and the Company Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

10.8. No Third-Party Beneficiaries. Except as provided in Section 7.6 (which is intended for the benefit of the Indemnified Parties), each of AEP, Merger Sub and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.6 and Article IV shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9. Obligations of AEP and of the Company. Whenever this Agreement requires a Subsidiary of AEP to take any action, such requirement shall be deemed to include an undertaking on the part of AEP to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take any action at the direction of the Special Committee, then such action (including any such action required by this Section 10.9) shall only be taken at the direction of the Special Committee.

10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11. Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

FEDERAL MOGUL HOLDINGS CORPORATION

By:	/s/ Daniel A. Ninivaggi
	Name:	Daniel A. Ninivaggi
	Title:	Co-CEO

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:	/s/ Keith Cozza
	Name:	Keith Cozza
	Title:	President

IEH FM HOLDINGS LLC

By:	/s/ Keith Cozza
	Name:	Keith Cozza
	Title:	President

[Agreement and Plan of Merger Signature Page]

Annex I

Conditions to the Offer

The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement and Plan of Merger to which this Annex I is attached.

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

i.	there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which (x) would represent at least a majority of the issued and outstanding Shares, excluding Shares owned by IEP, AEP, Merger Sub or any of their respective Affiliates and (y) together with the Shares then owned by Merger Sub, represent at least one Share more than 90% of the then outstanding Shares (the “Minimum Tender Condition”);

ii.	any of the following conditions shall exist at the time of expiration of the Offer:

a.	any judgment issued by a court of competent jurisdiction or by a Governmental Entity, or any Law shall be in effect that would (1) make the Offer or the Merger illegal, or (2) otherwise prevent the consummation thereof;

b.	since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect on the Company;

c.	(1) any representation and warranty of the Company set forth in Section 5.1 and Section 5.2(a) of the Merger Agreement shall not be true and correct in all material respects as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time); and (2) any representation and warranty of the Company set forth in Article V of the Merger Agreement (other than those referenced in clause (1) above) shall not be true and correct as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of this clause (2) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect”, “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded);

d.	the Company shall have failed to perform in any material respect the obligations of the Company required to be performed by it under the Merger Agreement, which failure prevents or materially delays the consummation of the Transactions in accordance with the Merger Agreement;

e.	the Company fails to deliver to AEP a certificate signed by an executive officer of the Company dated the date on which the Offer expires certifying that the conditions specified in clauses (c) and (d) of this paragraph (ii) do not exist;

f.	The Company Approvals shall not have been obtained, except those that the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Transactions and the other transactions contemplated by this Agreement; or

g.	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of AEP and Merger Sub and may be waived (other than the Minimum Tender Condition) by AEP or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of AEP or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law. Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of AEP and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by AEP, Merger Sub or any of their Affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Exhibit A

Form of Certificate of Incorporation

[See Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FEDERAL-MOGUL HOLDINGS CORPORATION

FIRST. The name of the corporation (hereinafter called the “Corporation”) is Federal-Mogul Holdings Corporation.

SECOND. The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 5,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.

SEVENTH. To the fullest extent permitted by the General Corporation Law of the State of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH. Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer and each person who serves or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware as it may be in effect from time to time.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

Exhibit B

Form of By-Laws

[See Attached]

AMENDED AND RESTATED BYLAWS

OF

FEDERAL-MOGUL HOLDINGS CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1. Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.

Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7. Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or any law or regulation applicable to the corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.8. Fixing Date for Determination of Stockholders of Record.

(a) In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the certificate of incorporation, in order that the corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 1.9. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10. Action By Written Consent of Stockholders. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 1.11. Inspectors of Election. The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II

Board of Directors

Section 2.1. Number; Qualifications. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors or the stockholders. Directors need not be stockholders.

Section 2.2. Election; Resignation; Vacancies. At each annual meeting of stockholders, the stockholders shall elect directors each of whom shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 2.5. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

ARTICLE III

Committees

Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1. Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2. Powers and Duties of Officers. The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3. Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V

Indemnification of Directors and Officers

Section 5.1. Right to Indemnification – Third Party Claims. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation or a subsidiary of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such act, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 5.2. Right to Indemnification – Derivative Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation or a subsidiary of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 5.3. Expenses. Expenses (including attorneys’ fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145 of the General

Corporation Law of the State of Delaware. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 5.4. Right to Indemnification. Notwithstanding the foregoing provisions of this article, the right of indemnification provided hereunder shall not apply with respect to an action, suit or proceeding (or part thereof) initiated by a director, officer or other indemnified person unless the initiation of such action, suit or proceeding (or part thereof) was authorized by the Board of Directors; provided, however, that this Section 5.4 shall not limit the right of an indemnified person to recover the expenses of suit with respect to a suit by such indemnified person against the Corporation to recover the unpaid amount of a claim for indemnification under Section 5.1 or Section 5.2 of this article, or the unpaid portion of a claim for advancement of expenses under Section 5.3 of this article, or the defense of a suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, to the extent that the indemnified person is successful in prosecuting or defending such suit.

Section 5.5. Miscellaneous.

(a) Non-Exclusivity of Rights. The rights conferred on any person by this article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Board of Directors shall have the authority, by resolution, to provide for such indemnification of employees or agents of the corporation or others and for such other indemnification of directors, officers or persons serving at the request of the corporation or a subsidiary of the corporation as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise as it shall deem appropriate.

(b) Insurance, Contracts and Funding. The corporation shall maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of, or person serving in any other capacity with, the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expenses, liabilities or losses, whether or not the corporation would have the power to indemnify such person against such expenses, liabilities or losses under the General Corporation Law of the State of Delaware. The corporation may enter into contracts with any director or officer of the corporation or person serving at the request of the corporation or a subsidiary of the corporation as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise in furtherance of the provisions of this article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in this article.

(c) Contractual Nature. The provisions of this article shall be applicable to all actions, suits or proceedings commenced or continuing after its adoption, whether such arise out of events, acts or omissions which occurred prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director, officer or person serving at the request of the corporation or a subsidiary of the corporation as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise and shall inure to the benefit of the heirs, executors and administrators of such person. This article shall be deemed to be a contract between the corporation and each person who, at any time that this article is in effect, serves or agrees to serve in any capacity which entitles him to indemnification hereunder and any repeal or other modification of this article or any repeal or modification of the General Corporation Law of the State of Delaware or any other applicable law shall not limit any such person’s entitlement to the advancement of expenses or indemnification under this article for actions, suits and proceedings then existing or later threatened or arising ,in whole or in part, out of events, acts or omissions occurring prior to such repeal or modification, including, without limitation, the right to indemnification for actions, suits or proceedings commenced or threatened after such repeal or modification to enforce this article with regard to actions, suits or proceedings arising ,in whole or in part, out of acts, omissions or events occurring prior to such repeal or modification.

(d) Severability. If this article or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this article shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.

(e) Certain Terms. For purposes of this article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this article.

ARTICLE VI

Stock

Section 6.1. Certificates. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 6.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VII

Powers of Directors and Officers to Contract with the Corporation

Any and all of the directors and officers of the corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the corporation and themselves, or any and all of the individuals from time to time constituting the Bboard of Directors, or any firm or corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the Board of Directors or committee thereof and the Board of Directors or committee thereof in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Any director of the corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction. This article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

ARTICLE VIII

Miscellaneous

Section 8.1. Fiscal Year. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

Section 8.2. Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3. Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 8.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by telecopier, telephone or other means of electronic transmission.

Section 8.4. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 8.5. Form of Records. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 8.6. Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.